Exhibit 99.20

Execution Version

AMENDMENT NO. 3 TO

NOTE AND WARRANT PURCHASE AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) is made and entered into as of June 28, 2023, and amends that certain Note and Warrant Purchase Agreement, dated as of February 21, 2023 (as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated as of May 1, 2023, and that certain Amendment No. 2 to Note and Warrant Purchase Agreement, dated as of June 12, 2023, and as may be further amended or modified from time to time, the “Agreement”), by and among Gelesis Holdings, Inc. a Delaware corporation (the “Company”), Gelesis, Inc., a Delaware corporation (the “Co-Issuer”), Gelesis 2012, Inc., a Delaware corporation (“Gelesis 2012”), and Gelesis, LLC, a Delaware limited liability company (together with Gelesis 2012, any other grantors party to the Security Agreement from time to time, the Company and the Co-Issuer, the “Note Parties”), and PureTech Health LLC (the “Initial Investor”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

WHEREAS, Section 2.5 of the Agreement provides that if the Company receives gross proceeds from the sale of Other Investor Notes of at least $10 million prior to July 31, 2023, the Maturity Date of the Notes will be extended to March 31, 2024, and the Initial Investor desires to waive this condition to the extension of the Maturity Date;

WHEREAS, the Initial Investor and the Note Parties desire to extend the Maturity Date of the Notes to March 31, 2024; and

WHEREAS, as the date hereof, the Initial Investor holds all Notes issued and outstanding pursuant to the Agreement and may, pursuant to Section 14.8 of the Agreement, consent to amend the Agreement to extend the Maturity Date of the Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment.

(a) Section 2.5 of the Agreement is hereby amended and restated in its entirety as follows:

“Maturity. The maturity date of the Notes shall be March 31, 2024, unless the Notes are earlier converted or redeemed.”

2. Amendment of Notes. All Notes, including the Initial Note and all Additional Notes, issued to the Initial Investor pursuant to the Agreement shall be deemed to be amended by this Amendment.

3. Representations and Warranties True and Correct. At and as of the date of this Amendment and both immediately prior to and immediately after giving effect to this Amendment, each of the representations and warranties made by each Note Party contained in the Agreement and other Note Documents is true and correct in all material respects (without duplication of any materiality qualifiers contained therein) (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date).

4. Limitation of Amendment. This Amendment is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Note Document (as defined in the Security Agreement), or (b) otherwise prejudice any right or remedy which any Investor may now have or may have in the future under or in connection with any Note Document.

5. Ratification of the Agreement. The Agreement and the other Note Documents are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is a Note Document and shall form a part of the Agreement for all purposes, and every holder of a Note heretofore or hereafter issued and delivered shall be bound hereby.

6. Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters (including contract law, tort law and matters of fraud) shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GELESIS HOLDINGS, INC.:

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS, INC.:

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS 2012, INC.:

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS, LLC:

By:	/s/ Yishai Zohar
Name: Yishai Zohar Title: Chief Executive Officer

[Signature Page to Amendment No. 3 to Note and Warrant Purchase Agreement]

PURETECH HEALTH LLC:

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira Title: Chief Executive Officer

Address for Notices:
PureTech Health LLC 6 Tide Street, Suite 400
Boston, MA 02210
Attention: Legal Department

[Signature Page to Amendment No. 3 to Note and Warrant Purchase Agreement]